February 15, 2005
Taiwan Greater China Fund
Taipei Taiwan

Ladies and Gentlemen:
We have audited the consolidated statement of assets and liabilities of Taiwan Greater China Fund, a Massachusetts business trust (the Trust), including the consolidated schedule of investments, as of December 31, 2004, and the related consolidated statement of operations for the year then ended, the consolidated statements of changes in net assets for each of the years in the two year period ended, and have reported thereon under date of January 20, 2005. The aforementioned consolidated financial statements and our audit report thereon are included in the Trusts annual report on Form N-SAR for the year ended December 31, 2004. As stated in Note 2J to those financial statements, the Trust changed its method of accounting for investment cost from the average cost to the specific identification method for the securities sold. The Trust states that the newly adopted accounting principle is preferable in the circumstances because the synchronization of two sets of securities transaction records for its financial and tax reporting may lower the risk resulting from the differences in dividend distribution calculated on a tax basis and a financial basis and thereby enhance users comprehension of financial statements. This accounting change will also reduce the internal control risks resulting from maintaining two sets of securities transaction records. In accordance with your request, we have reviewed and discussed with Trust officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Trusts compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.Based on our review and discussion, with reliance on managements business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Trusts circumstances.

Very truly yours,

/s/ KPMG Certified Public Accountants




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